UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 10, 2009

ECHELON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29748	77-0203595
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 Meridian Avenue

San Jose, California 95126

(Address of principal executive offices, including zip code)

(408) 938-5200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) The Compensation Committee of the Board of Directors of Echelon Corporation (“Echelon”) implemented a management bonus plan for 2009, effective March 10, 2009. Under this plan, each manager may receive performance shares under Echelon’s 1997 Stock Plan (the “Plan”), calculated as a dollar amount approved by the Committee, divided by the $5.99 per share closing price of Echelon’s common stock on March 10, 2009. No cash bonus will be issued under the management bonus plan. The Compensation Committee considered that given the current uncertain economic environment and the importance of continuity among Echelon’s management, it would be appropriate to forgo specific financial or operating performance requirements and substitute a vesting requirement for the 2009 management bonus plan. Thus, the issuance to each manager of the shares of Echelon common stock underlying the performance shares will be subject to the requirement that such manager continued to be employed by Echelon as of March 1, 2010. If the manager is not so employed as of that date, then the performance shares will not vest and will automatically be returned to the Plan. If each Echelon named executive officer named below meets the continued employment requirement as of March 1, 2010, then an aggregate of 107,554 shares of Echelon common stock will be issued to these named executive officers: M. Kenneth Oshman, 62,604 shares; Oliver R. Stanfield, 14,357 shares; Frederik H. Bruggink, 12,397 shares; Russell Harris, 9,098 shares and Kathleen B. Bloch, 9,098 shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHELON CORPORATION

By:	/s/ Oliver R. Stanfield
Oliver R. Stanfield Executive Vice President and Chief Financial Officer

Date: March 11, 2009